FIRST CAPITAL, INC. REPORTS QUARTERLY EARNINGS INCREASE

Corydon, Indiana—July 26, 2013.  First Capital, Inc. (NASDAQ:  FCAP - news), the holding company for First Harrison Bank (the “Bank”), today reported net income of $1.2 million or $0.43 per diluted share for the quarter ended June 30, 2013, compared to $1.0 million or $0.37 per diluted share for the same period in 2012.

The increase in net income is primarily due to increases in net interest income after provision for loan losses and noninterest income and a decrease in noninterest expense.

Net interest income after provision for loan losses increased $163,000 for the quarter ended June 30, 2013 as compared to the quarter ended June 30, 2012. Interest income decreased $122,000 when comparing the two periods as the average tax-equivalent yield of interest-earning assets decreased from 4.53% for the three-month period ended June 30, 2012 to 4.43% for the same period in 2013.  Interest expense decreased $210,000 as the average cost of interest-bearing liabilities decreased from 0.75% to 0.50% when comparing the same two periods.  As a result, the interest-rate spread increased from 3.78% for the quarter ended June 30, 2012 to 3.93% for the same period in 2013.  The provision for loan losses decreased from $300,000 for the quarter ended June 30, 2012 to $225,000 for the quarter ended June 30, 2013 primarily due to a decrease in impaired loans and the related allowance for loan losses during the quarter.

Noninterest income increased $88,000 for the three months ended June 30, 2013 as compared to the same period in 2012.  Commission income and service charges on deposit accounts increased by $40,000 and $39,000, respectively, when comparing the two periods.

Noninterest expenses decreased $54,000 for the three months ended June 30, 2013 as compared to the three months ended June 30, 2012.  Compensation and benefits expense decreased $90,000 when comparing the two periods primarily due to a pre-tax savings of $130,000 recognized as a result of the voluntary early retirement program which took effect on September 30, 2012.  This was partially offset by increases in professional service fees of $43,000 and data processing expenses of $32,000 when comparing the two periods.  The increase in professional fees includes a compensation study, costs associated with an evaluation of the Bank’s asset liability model and increased expenses associated with the management of the Nevada investment subsidiary.  The increase in data processing expenses was primarily due to an increase in ATM processing fees and an increase in the number of customers using alternative delivery channels for their banking products.

For the six months ended June 30, 2013, the Company reported net income of $2.4 million or $0.86 per diluted share compared to net income of $2.0 million or $0.70 per diluted share for the same period in 2012.

Net interest income after provision for loan losses increased $488,000 for the six months ended June 30, 2013 compared to the same period in 2012.  Interest income decreased $267,000 when comparing the two periods, due to a decrease in the average tax-equivalent yield on interest-earning assets from 4.69% for 2012 to 4.44% for 2013.  This was partially offset by an increase in the average balance of interest-earning assets from $412.3 million for the six-months ended June 30, 2012 to $424.6 million for the six months ended June 30, 2013.  Interest expense decreased $455,000 as the average cost of interest-bearing liabilities decreased from 0.79% to 0.52% when comparing the same two periods while the average balance of the interest-bearing liabilities increased from $340.6 million for the six months ended June 30, 2012 to $348.1 million for the same period in 2013.  The provision for loan losses decreased from $775,000 for the six months ended June 30, 2012 to $475,000 for the same period in 2013 as net charge offs decreased from $525,000 for the six months ended June 30, 2012 to $376,000 for the six months ended June 30, 2013.

Noninterest income increased $175,000 for the six months ended June 30, 2013 as compared to the six months ended June 30, 2012.  The increase was primarily due to increases in commission income and service charges on deposit accounts of $115,000 and $73,000, respectively.

Noninterest expenses decreased $65,000 for the six months ended June 30, 2013 as compared to the same period in 2012, primarily due to a decrease in compensation and benefit expenses of $225,000.  This was partially offset by increases in other operating expenses, professional fees and data processing expenses of $63,000, $58,000 and $54,000, respectively.

Total assets as of June 30, 2013 were $460.6 million compared to $459.1 million at December 31, 2012.  Cash and cash equivalents increased $10.5 million during the six months ended June 30, 2013, while securities available for sale decreased $9.3 million.  Deposits increased $5.3 million during the six months ended June 30, 2013.  Nonperforming assets (consisting of nonaccrual loans, accruing loans 90 days or more past due, troubled debt restructurings on accrual status, and foreclosed real estate) totaled $7.8 million and $8.4 million at June 30, 2013 and December 31, 2012, respectively.

At June 30, 2013, the Bank was considered well-capitalized under applicable federal regulatory capital guidelines.

First Harrison Bank currently has thirteen offices in the Indiana communities of Corydon, Edwardsville, Greenville, Floyds Knobs, Hardinsburg, Palmyra, New Albany, New Salisbury, Jeffersonville, Salem and Lanesville.  Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank’s website at www.firstharrison.com.  First Harrison Bank, through its business arrangement with Lincoln Investments, member SIPC, continues to offer non FDIC insured investments to complement the Bank’s offering of traditional banking products and services.  You can also follow us now on Facebook.

This release may contain forward-looking statements within the meaning of the federal securities laws.  These statements are not historical facts; rather, they are statements based on the Company’s current expectations regarding its business strategies and their intended results and its future performance.  Forward-looking statements are preceded by terms such as “expects,” “believes,” “anticipates,” “intends” and similar expressions.

Forward-looking statements are not guarantees of future performance.  Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements.  Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

FIRST CAPITAL, INC. AND SUBSIDIARY
Consolidated Financial Highlights (Unaudited)

	Six Months Ended		Three Months Ended
	June 30,		June 30,
OPERATING DATA	2013	2012	2013	2012
(Dollars in thousands, except per share data)

Total interest income	$9,130	$9,397	$4,554	$4,676
Total interest expense	898	1,353	440	650
Net interest income	8,232	8,044	4,114	4,026
Provision for loan losses	475	775	225	300
Net interest income after provision for loan losses	7,757	7,269	3,889	3,726

Total non-interest income	2,350	2,175	1,188	1,100
Total non-interest expense	6,628	6,693	3,306	3,360
Income before income taxes	3,479	2,751	1,771	1,466
Income tax expense	1,068	790	557	427
Net income	$2,411	$1,961	$1,214	$1,039
Less net income attributable to the noncontrolling interest	7	7	4	4
Net income attributable to First Capital, Inc.	$2,404	$1,954	$1,210	$1,035

Net income per share attributable to
First Capital, Inc. common shareholders:
Basic	$0.86	$0.70	$0.43	$0.37

Diluted	$0.86	$0.70	$0.43	$0.37

Weighted average common shares outstanding:
Basic	2,784,997	2,785,574	2,784,997	2,785,458

Diluted	2,784,997	2,785,574	2,784,997	2,785,458

OTHER FINANCIAL DATA

Cash dividends per share	$0.40	$0.38	$0.20	$0.19
Return on average assets (annualized)	1.05%	0.88%	1.04%	0.91%
Return on average equity (annualized)	9.01%	7.58%	9.04%	8.00%
Net interest margin	4.02%	4.03%	4.01%	3.92%
Interest rate spread	3.92%	3.90%	3.93%	3.78%
Net overhead expense as a percentage
of average assets (annualized)	2.88%	3.00%	2.85%	2.95%

	June 30,	December 31,
BALANCE SHEET INFORMATION	2013	2012

Cash and cash equivalents	$33,700	$23,211
Investment securities	113,675	122,985
Gross loans	287,995	285,143
Allowance for loan losses	4,835	4,736
Earning assets	424,632	421,755
Total assets	460,577	459,132
Deposits	389,613	384,343
FHLB debt	5,000	5,100
Repurchase agreements	11,437	14,092
Stockholders' equity, net of noncontrolling interest	52,396	52,824
Non-performing assets:
Nonaccrual loans	5,377	7,578
Accruing loans past due 90 days	481	289
Foreclosed real estate	403	295
Troubled debt restructurings on accrual status	1,535	221
Regulatory capital ratios (Bank only):
Tier I - adjusted total assets	10.26%	10.00%
Tier I - risk based	14.65%	14.35%
Total risk-based	15.91%	15.60%

Contact:
Chris Frederick
Chief Financial Officer
812-734-3464